UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 21, 2023

MILESTONE PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Québec	001-38899	Not applicable
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Dr. Frederik-Philips Boulevard,
Suite 420
Montréal, Québec CA	H4M 2X6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 336-0444

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	MIST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On March 22, 2023, Milestone Pharmaceuticals Inc. (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with entities affiliated with RTW Investments (the “Exchanging Stockholders”), pursuant to which the Company exchanged an aggregate of 1,059,000 shares of the Company’s common shares, no par value per share (the “Common Shares”), owned by the Exchanging Stockholders for pre-funded warrants (the “Exchange Warrants”) to purchase an aggregate of 1,059,000 Common Shares, with an exercise price of $0.001 per share and no expiration date. The Exchange Warrants will be exercisable immediately. A holder of the Exchange Warrants (together with its affiliates and other attribution parties) may not exercise any portion of an Exchange Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would beneficially own more than 9.99% of the Company’s outstanding common shares immediately after exercise, which percentage may be increased or decreased to any other percentage specified not in excess of 9.99% at the holder's election upon 61 days’ notice to the Company subject to the terms of the Exchange Warrants.

The descriptions of the Exchange Agreement and the Exchange Warrant are not complete and are qualified in their entirety by reference to the Exchange Agreement and the form of Exchange Warrant, which are filed as Exhibit 10.1 and Exhibit 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained in Item 1.01, above, is hereby incorporated by reference. The issuance of the Exchange Warrants was made in reliance upon an exemption from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On March 21, 2023, the Board of Directors (the “Board”) the Company, upon the recommendation of the Nominating & Corporate Governance Committee of the Board, voted to elect Seth H.Z. Fischer to the Board, effective as of March 21, 2023 (the “Effective Date”). Mr. Fischer’s term as director will expire at the Company’s 2023 annual meeting of stockholders.

Mr. Fischer brings to the Board over 40 years of experience in the pharmaceutical and medical device industry, including 29 years in various leadership roles at Johnson & Johnson. Mr. Fischer currently serves as a member of the Board of Directors of Agile Therapeutics, Inc. (AGRX), Marinus Pharmaceuticals, Inc. (MRNS), Spectrum Pharmaceuticals, Inc. (SPPI), and Esperion Therapeutics, Inc. (ESPR). Previously, Mr. Fischer served as the Chief Executive Officer and as a Director of Vivus, Inc., a publicly traded company, from September 2013 to December 2017. From May 2013 to May 2019, Mr. Fischer also served on the Board of Directors of BioSig Technologies, Inc. Mr. Fischer earned a bachelor’s degree in general studies from Ohio University and served as a captain in the U.S. Air Force.

There are no arrangements or understandings between either Mr. Fischer and any other person pursuant to which Mr. Fischer was elected as a director. Mr. Fischer does not have any family relationships with any of the Company’s directors or executive officers, and does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Pursuant to the terms of the Company’s Non-Employee Director Compensation Policy (as amended to date, the “Compensation Policy”), Mr. Fischer will receive annual cash compensation of $35,000 for his service as a director. Additionally, pursuant to the Compensation Policy, Mr. Fischer will be granted an option to purchase up to 42,000 common shares of the Company (the “Initial Grant”) upon the effective date of his appointment to the Board. The Initial Grant will vest in equal monthly installments over three years from the date of grant, subject to such director’s continued service as a director or otherwise as an employee or consultant to the Company through the applicable vesting dates. The Initial Grant is subject to the terms of the Company’s 2019 Equity Incentive Plan and the Company’s form of United States stock option grant notice and stock option award agreement thereunder. Furthermore, Mr. Fischer is entitled to receive additional annual equity awards in accordance with the terms and conditions of the Compensation Policy. The Company will also reimburse reasonable out-of-pocket expenses incurred by Mr. Fischer for his attendance at meetings of the Board or any committee thereof.

In connection with his appointment to the Board, Mr. Fischer has entered into the Company’s standard form of indemnity agreement, a copy of which was filed as Exhibit 10.14 to the Registration Statement on Form S-1 (File No. 333-230846) filed with the Securities and Exchange Commission on April 12, 2019.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Exchange Warrant.
10.1*♦	Exchange Agreement, dated as of March 22, 2023, by and among the Company and certain investors party thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	In accordance with Item 601(b)(10)(iv) of Regulation S-K, certain information (indicated by “[***]”) has been excluded from this exhibit.

♦	Certain schedules or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and the Company agrees to furnish supplementally to the SEC a copy of any omitted schedules or exhibits upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE PHARMACEUTICALS INC.

Date: March 27, 2023	By:	/s/ Amit Hasija
Amit Hasija
Chief Financial Officer Principal Financial Officer